Exhibit 10.12

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

FOURTH AMENDMENT TO OFFICE LEASE

This Fourth Amendment to Office Lease (this “Fourth Amendment”) is entered into as of October 24, 2017 by and between SNH MEDICAL OFFICE PROPERTIES TRUST, a Maryland real estate investment trust (“Landlord”), and SEATTLE GENETICS, INC., a Delaware corporation (“Tenant”).

WHEREAS, WCM 132-302, LLC (“Original Landlord”) and Tenant entered into that certain Office Lease dated December 1, 2000 (the “Original Lease”) for certain premises (the “Premises”) located at 21823 30th Drive SE, Bothell, Washington; and

WHEREAS, B&N 141-302, LLC succeeded to the interest of Original Landlord under the Original Lease and with Tenant entered into that certain First Amendment to Lease dated May 28, 2003, that certain Second Amendment to Lease effective as of July 1, 2008 and that certain Third Amendment to Lease dated May 9, 2011 (the Original Lease, as so amended, being hereinafter referred to as the “Lease”); and

WHEREAS, Landlord succeeded to the interest of B&N 141-302, LLC under the Lease; and

WHEREAS, the parties desire to amend the Lease to extend the term thereof and in certain other respects, subject to and upon the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing and for other consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree that the Lease is hereby amended as follows:

1.    Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Lease.

2.    The Term of the Lease is hereby extended for a period of six (6) years and shall expire on June 30, 2024.

3.    For the portion of the Term of the Lease commencing on July 1, 2018, Tenant shall pay Base Rent in accordance with the schedule below:

Dates	Base Rent per annum	Monthly Installments
7/1/18 – 6/30/19	[*]	[*]
7/1/19 – 6/30/20	[*]	[*]
7/1/20 – 6/30/21	[*]	[*]
7/1/21 – 6/30/22	[*]	[*]
7/1/22 – 6/30/23	[*]	[*]
7/1/23 – 6/30/24	[*]	[*]

4.    Tenant shall continue to have the option to extend the Term of the Lease as set forth in Section 6 of the Second Amendment to Lease; provided, however, that the first paragraph of said Section 6 shall be amended to provide that Tenant will have [*] option to extend the Term for a period of [*].

5.    Reference is hereby made to that certain lease dated May 9, 2011, as amended (as so amended, the “21717 Lease”), between Landlord and Tenant for premises located at 21717 30th Drive SE, Bothell, Washington (the “21717 Premises”). Tenant acknowledges that it is in possession of the Premises and the 21717 Premises as of the date hereof and Landlord shall not be required to make any alterations or improvements to the Premises and/or the 21717 Premises in connection with the execution of this Fourth Amendment or the execution of the First Amendment to Lease for the 21717 Premises. Landlord shall provide Tenant with an improvement allowance (“Landlord’s Contribution”) toward the cost of any ongoing and/or future alterations, additions and improvements to the Premises and/or the 21717 Premises performed by or on behalf of Tenant in compliance with the Lease and/or the 21717 Lease, as the case may be (collectively, “Tenant’s Work”), in an amount equal to the lesser of (i) $[*], or (ii) the actual third-party cost of Tenant’s Work, in each case less a supervision fee to be retained by Landlord equal to [*] of Landlord’s Contribution, the intent being that Landlord’s Contribution shall represent the entire amount made available by Landlord to Tenant to be used for alterations, additions and improvements at the Premises and/or the 21717 Premises and there shall be no additional allowance provided for under the 21717 Lease; provided, however, if either the Lease or the 21717 Lease shall be terminated (but not both leases) as a result of (a) a default existing beyond any notice and cure periods in the Lease or the 21717 Lease, as applicable, of Tenant, or (b) fire or casualty or condemnation, in any case, in accordance with the terms and provisions of this Lease and/or the 21717 Lease, as applicable, and any Landlord’s Contribution remains undisbursed, Tenant may not requisition any further Landlord’s Contribution to the extent the costs for which any requisition (aggregating any requisition made before or after such termination) shall exceed the product of the costs attributable to the premises demised by the lease not so terminated multiplied by the Cap, where the “Cap” is $[*] per rentable square foot of the Premises and $[*] per rentable square foot of the 21717 Premises (as an example, if the Lease is terminated due to the occurrence of the events in (a) or (b) above, then Tenant shall not be entitled to the use any of Landlord’s Contribution in excess of $[*] ($[*] per rentable square foot of the 21717 Premises)). For purposes of this Section 5, the “cost” of Tenant’s Work shall mean third-party costs paid by Tenant to design and construct improvements to the Premises and/or the 21717 Premises after the date of this Fourth Amendment.

Tenant’s Work shall be performed in accordance with the applicable requirements of the Lease and the 21717 Lease including, without limitation, Section 10 of the Lease and Section 8 of the 21717 Lease, as the case may be; in a good and workmanlike manner; by contractors approved by Landlord; in compliance with all applicable laws, codes, regulations, permits and approvals; and in accordance with any reasonable directions that may be given, from time to time, by Landlord’s building manager.

Tenant may requisition Landlord for payment of Landlord’s Contribution in installments, but not more often than monthly, provided that Landlord may withhold from each such installment of Landlord’s Contribution paid prior to the Final Payment (hereinafter defined), [*] of the amount otherwise due Tenant. Each such installment of Landlord’s Contribution paid prior to the Final Payment is hereinafter referred to as a “Progress Payment”. Each requisition for a Progress Payment shall include the following documentation: (1) a cost breakdown for each trade or subcontractor performing Tenant’s Work on AIA Document G702/G703 (or reasonable equivalent); (2) a copy of each executed Application for Payment and Architect’s Certificate for Payment on AIA Documents G702/G703 (or reasonable equivalents) covering all of Tenant’s Work for which the disbursement is being made; (3) executed lien waivers (in forms required for release of mechanics’ liens in the State of Washington, and which may be conditioned on payment of the amount requested by the applicable lien waiver) from the general contractor, subcontractors and materials suppliers waiving, releasing and relinquishing all liens, claims and rights to lien under applicable laws on account of any labor, materials and/or equipment furnished by such party for the amount identified in, and through the period covered by, the Application for Payment and Architect’s Certificate for Payment on AIA Documents G702/G703 (or reasonable equivalents) submitted as part of the requisition; and (4) copies of paid invoices for any costs of the Tenant’s Work for which the disbursement is being made that are

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

not included in the Application for Payment. Landlord shall make each Progress Payment (in an amount not to exceed the lesser of (x) the costs of Tenant’s Work as evidenced by the documentation submitted with the applicable requisition, or (y) the balance of Landlord’s Contribution then remaining, less amounts retained by Landlord as hereinabove provided) to Tenant within [*] days after Landlord’s receipt of a Progress Payment requisition with all required supporting documentation.

After Substantial Completion (hereinafter defined) of Tenant’s Work, Tenant may submit a requisition to Landlord for payment of the balance of Landlord’s Contribution (including the retainage as provided above) (the “Final Payment”). Such requisition shall include: (i) a certificate of substantial completion issued by Tenant’s architect on the standard AIA form or a reasonable equivalent; (ii) full and final lien waivers, and (iii) all other documentation required for a Progress Payment pursuant to the preceding paragraph as to the portion of Tenant’s Work covered by the Final Payment. Landlord shall make the Final Payment within [*] days after Landlord’s receipt of a timely requisition for the Final Payment with all required supporting documentation. For purposes of this Fourth Amendment, “Substantial Completion” shall mean that all of Tenant’s Work as shown and described in Tenant’s Plans has been completed, with only punchlist items (i.e., minor and insubstantial details of decoration or mechanical adjustment) excepted.

Notwithstanding any provision of this Section 5 to the contrary, Landlord shall have no obligation to make any Progress Payment or the Final Payment with respect to any requisition or request for payment submitted later than June 30, 2019 or at any time during which there shall be a default of Tenant under the Lease or the 21717 Lease. Any funds not so requisitioned shall be forfeited by Tenant and becwome Landlord’s property, time being of the essence.

6.    Section 6.8 of the Lease is hereby amended to provide that Tenant’s liability policy shall name Landlord, its mortgagees, the members of Landlord and The RMR Group LLC as additional insureds, as their interests may appear.

7.    Section 8.1 of the Lease is hereby amended to provide that commencing on July 1, 2018, in no event shall the property management fee for each year of the Term exceed [*] of the net rental income of the Building for the applicable year of the Term.

8.    Landlord’s address for notice, as set forth in Section 20.9 of the Lease, is hereby amended to be as follows:

SNH Medical Office Properties Trust

c/o The RMR Group LLC

8631 West 3rd Street, Suite 301E

Los Angeles, CA 90048

Attention: Vice President, Western Region

with a copy to:

The RMR Group LLC

Two Newton Place

255 Washington Street, Suite 300

Newton, MA 02458

Attention: Jennifer B. Clark

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.    Landlord’s address for the payment of rent, as set forth in Sections 4.1 and 20.9 of the Lease, is hereby amended to be as follows:

SNH Medical Office Properties Trust

Dept. #600

P.O. Box 31001-2125

Pasadena, CA    91110-2125

10.    Tenant agrees that no trustee, officer, director, general or limited partner, member, shareholder, beneficiary, employee or agent of Landlord (including any person or entity from time to time engaged to supervise and/or manage the operation of Landlord) shall be held to any liability, jointly or severally, for any debt, claim, demand, judgment, decree, liability or obligation of any kind (in tort, contract or otherwise) of, against or with respect to Landlord or arising out of any action taken or omitted for or on behalf of Landlord.

11.    Tenant warrants and represents that it has dealt with no broker in connection with the consummation of this Fourth Amendment, other than Jones Lang LaSalle and Kidder Mathews (the “Brokers”), and in the event of any brokerage claims or liens against Landlord or the Project, other than by Jones Lang LaSalle and/or Kidder Mathews, predicated upon or arising out of prior dealings with Tenant, Tenant agrees to defend the same and indemnify and hold Landlord harmless against any such claim, and to discharge any such lien. Landlord shall pay brokerage commissions due as a result of this Fourth Amendment to the Brokers pursuant to separate agreements.

12.    As amended hereby, the Lease is hereby ratified and confirmed. In the event of any conflict between the terms of this Fourth Amendment and the terms of the Lease, or the terms of the 21717 Lease, as applicable to the provisions of Section 5 above, the terms of this Fourth Amendment shall control.

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the parties hereunto have executed this Fourth Amendment as of the date first written above.

LANDLORD:

SNH MEDICAL OFFICE PROPERTIES TRUST

By:	The RMR Group LLC, its agent

	By:	/s/ Jennifer F. Francis
Jennifer F. Francis
Senior Vice President

TENANT:

SEATTLE GENETICS INC.

By:	/s/ Clay B. Siegall
Name:	Clay B. Siegall
Title:	President and CEO

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.